Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Form F-4 of Global Technology Acquisition Corp. I of our report dated May 23, 2024, with respect to our audits of Tyfon Culture Holdings Limited’s consolidated financial statements as of December 31, 2022 and 2023, the related statements of operations, comprehensive income, changes in shareholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2023 which appears in the Prospectus as part of this Registration Statement.

We also consent to the reference to our Firm under the caption “Experts” in such Prospectus.

/s/ UHY LLP

Irvine, California

May 23, 2024